Exhibit 10.47

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is by and between HARBOR BIOSCIENCES, INC., a Delaware corporation (the “Licensor”) having offices at 9171 Towne Centre Drive, Suite 180, San Diego, California 92122, and CHINA INSTITUTE OF PHARMACEUTICAL INDUSTRY a Beijing corporation operating under the law of the People’s Republic of China (the “Licensee”) having offices at 1320 Beijing Road (W), Shanghai, P.R. China.

RECITALS

LICENSOR owns certain patents, patent applications and/or Know-How related to the experimental drug HE3235 Apoptone® and wishes to license it’s rights in such intellectual property in the People’s Republic of China (the “PRC”) and the Special Administrative Region of Hong Kong (“Hong Kong”) to permit its commercial development and use in those geographic areas; and

LICENSEE wishes to acquire a license to further develop, practice and commercialize those intellectual property rights in China and Hong Kong.

LICENSOR AND LICENSEE intend to enter into one or more subsequent agreements that will expand the scope of licensed subject matter and that will facilitate the commercialization of related or other medical technology throughout the world.

AGREEMENT

THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

1. EFFECTIVE DATE. The Effective Date of this agreement is December 22, 2010.

2. DEFINITIONS AND GENERAL PROVISIONS. Capitalized terms in this Agreement have the meanings given herein, including the following defined terms. Other terms have their ordinary meaning in commerce.

(a) Affiliate means any company, PRC or Hong Kong government agency or ministry of competent jurisdiction, corporation or business organization which any party to this Agreement directly or indirectly controls or any company, corporation or business organization by which any party to this Agreement is directly or indirectly controlled; or any company, corporation or business organization with which any party to this Agreement is under common, direct, or indirect control. For purposes of this agreement the term “control” and “controlled” shall mean the holding of 20% or more of the voting stock or other ownership of the company, corporation, or business organization involved.

(b) Collaborator means an individual, organization or business entity who is obligated to maintain Confidential Information in confidence and who can and has agreed to assign intellectual property rights related to HE3235 or related subject matter to Licensor, Licensee or their Affiliates, Sublicensees or licensees.

(c) Competing Generic Product means a composition, formulation or Dosage Form that contains HE3235 and is sold for the treatment of a disease or condition within the Field of Use, wherein such formulation or Dosage Form sale is documented to have been made by a third party who is or may be in competition with Licensee, its Affiliates or Sublicensees.

(d) Confidential Information means (i) all information related or applicable to HE3235 provided by or on behalf of the Licensor to Licensee, Sublicensees or their Affiliates in connection with activities under this Agreement and (ii) all data and information developed in or as a result of activities undertaken by Licensor, Licensee, Sublicensees or their Affiliates in connection with activities related to HE3235 under this Agreement. Confidential Information may be provided in oral, written, graphic or electronic form, including but not limited to Licensor’s Know-How and Licensed Products. Confidential Information includes inventions, discoveries, trade secrets, know-how, ideas, drawings, models, designs, specifications, techniques, formulations, ingredients, samples, HE3235 manufacturing and analysis methods or protocols, processes, documentation, control information, product data, clinical and preclinical data, regulatory documents, supplier lists, purchase and sales records, customer lists, marketing plans, financial information, research plans and all information relating to any parties’ analysis of Confidential Information. Notwithstanding the foregoing, Confidential Information does not include any information which any party under this Agreement can prove by competent written evidence: (i) is now, or hereafter becomes generally known or available through no act or failure to act on the part of a disclosing party hereunder; (ii) is known by any party hereunder at the time of receiving such information; (iii) is hereafter furnished to any party hereunder by a third party, as a matter of right and without restriction on disclosure; (iv) is the subject of a written permission to disclose provided by a disclosing party who is subject to the terms of this Agreement or (v) is required by law or regulation to be disclosed, provided that if a disclosure of any Confidential information is required under a law or regulation, the parties who is subject to the terms of this Agreement will cooperate to limit the scope of such disclosure and they will take any steps available to limit its further disclosure or publication, unless agreed to otherwise in writing. Confidential Information includes the terms of this Agreement and the parties thereto. Licensor or Licensee may request permission to release or publish Confidential Information of the other party, who can elect only in writing to allow the release or publication.

(e) Dosage Form means HE3235 itself or any composition or formulation containing HE3235. Dosage Forms include compositions typically used in clinical, pharmaceutical and related uses, e.g., powders, tablets, capsules, gelcaps and aqueous and non-aqueous liquid compositions suitable for administration of HE3235.

(f) Field of Use means the therapeutic use of HE3235 to treat or prevent any disease or disease symptom, particularly cancers, precancers and related conditions such as lung cancer, colon cancer or liver cancer, more particularly androgen responsive cancers such as prostate cancer, breast cancer or benign prostatic hypertrophy.

(g) HE3235 means the compound 17a-ethynyl-5a-androstane-3a, 17ß-diol, and any salts, solutions, suspensions, solvates, hydrates and/or crystalline and amorphous forms thereof.

(h) Improvement means any new Know-How or other technical information related to HE3235 or any Licensed Product that Licensor or Licensor’s Affiliates, employees, Collaborators or agents solely discovers, develops or obtains after the Effective Date, wherein the Improvement has been accepted in writing by Licensee as included under the terms of this Agreement. Such acceptance must be provided within 24 months of its submission to Licensee in a writing that references this paragraph 2(h). In cases where an Improvement arises from a third party such as a licensee of Licensor outside the PRC or Hong Kong, Licensor will try to obtain rights in any such Improvement and offer it to Licensee for inclusion under the terms of this agreement. Improvement information may be disclosed or claimed in new provisional or non-provisional patent applications, including applications filed in accord with the terms of the Patent Cooperation Treaty (“PCT”) or nationally in China or it may be supplied to Licensee in confidence as a written report or as a summary of information provided to Licensee orally and then later as a written description or report with sufficient detail to fully describe the Improvement. Improvements include any useful change in the formulation, preparation, means of delivery, dosage, packaging, manufacture, or any new or expanded therapeutic indication for any Licensed Product or HE3235, which is developed after the Effective Date and during the Term of this Agreement.

(i) Joint Improvement means any Improvement that (i) Licensor or Licensor’s Affiliates, Collaborators or licensees and (ii) Licensee and any Sublicensee, Affiliate or Collaborator jointly discovers, develops or obtains after the Effective Date, wherein the Joint Improvement has been accepted in writing by Licensee and Licensor as included under the terms of this Agreement. Such acceptance must be provided within 24 months of its submission to Licensor or Licensee in a writing that references this paragraph 2(i). As used herein, a Joint Improvement requires from either Licensor, Licensee or another party under the terms of this Agreement a documented contribution from each party, or an employee, Collaborator, Sublicensee or licensee, a contribution that is at least one needed to confer inventor status on the contributing individual under U.S. patent law. Joint Improvement information may be contained in new provisional or non-provisional patent applications, including applications filed with the PCT or nationally in China or it may be described in a written report, patent application or as a summary of information communicated between Licensor and Licensee orally and then later as a written description or report with sufficient detail to fully describe the Improvement. Joint Improvements may be conceived, discovered or reduced to practice jointly by one or more personnel, agents, contractors or Collaborators of Licensor and Licensee or their Affiliates or Sublicensees. Joint Improvements include any useful change in the formulation, preparation, means of delivery, dosage, packaging, manufacture, or any new or expanded therapeutic indication for any Licensed Product or HE3235, which is developed after the Effective Date and during the Term of this Agreement.

(j) Know-How means all technical information related to HE3235 being known to Licensor or in Licensor’s possession as of the Effective Date of this Agreement or having been developed during the term of this agreement either by Licensee or jointly by Licensor and Licensee or any Affiliate, Licensee Affiliate or Licensor licensee. Know-How includes nonclinical and preclinical protocols and data and clinical protocols and data obtained by Licensor’s personnel, agents, Collaborators or contractors relating to any Licensed Product, including research or information related to clinical protocols and data obtained therefrom, preclinical research protocols and data obtained therefrom, including information regarding the stability and metabolism of any compound or composition covered by a Valid Claim. Know-How also includes Licensor’s regulatory documents, regulatory strategy and information regarding formulations containing HE3235, synthesis methods, compound stability and analytic protocols for detecting or quantifying HE3235 and its metabolites in vitro or in vivo. Know-How may be maintained as Confidential Information under this Agreement or it may be included in one or more patents or patent applications that are published or otherwise made public after the Effective Date, which publication will be permitted only by mutual written consent, wherein such consent will not be unreasonably withheld. Licensee understands and agrees that this Agreement expressly includes valuable Know-How related to HE3235 and that the use of such Know-How will facilitate the development and commercialization of HE3235.

(i) Licensed Product means (a) HE3235, any composition containing HE3235, any article containing HE3235, e.g., a package, wherein the HE3235, composition or article is covered by a Valid Claim and/or was developed at least in part with the use of Know-How, and (b) any method to make or use or HE3235 that is covered by a Valid Claim and/or was developed at least in part with the use of Know-How. The Valid Claim is limited to claims in any patent or patent application (a) listed at Exhibit A (“Licensed Patents”), including any national phase filing in the PRC or Hong Kong, (b) any division, continuation, renewal or extension of any patent or patent application listed at Exhibit A and (c) any Improvement, Joint Improvement or Licensee Improvement related to HE3235, which may be disclosed or claimed in a continuation-in-part application, a provisional U.S. application, a patent application filed in the PRC or Hong Kong or patent application filed under the provisions of the PCT or another type of patent or patent application, provided that such continuation-in-part, U.S. provisional, or PCT patent application can be a valid priority application for any patent or patent application in the PRC or Hong Kong. The patents or applications that cover the Licensed Product and are, or will become, subject to the terms of this Agreement are listed in Exhibit A, which is part of this Agreement.

(k) Licensee Improvement means any Improvement that Licensee, any Sublicensee or their Affiliates solely discovers, develops or obtains after the Effective Date and during the term of this Agreement, wherein the Improvement has been accepted in writing by Licensor as included under the terms of this Agreement. Such acceptance must be provided within 24 months of its submission to Licensor in a writing that references this paragraph 2(k). Licensee Improvement information may be contained in new provisional or non-provisional patent applications, including applications filed with the PCT or nationally in China or it may be supplied to Licensor as Confidential Information as a written report, patent application or as a summary of information provided to Licensor orally and then later as a written description or report with sufficient detail to fully describe the Improvement. Licensee Improvements include any useful change in the formulation, preparation, means of delivery, dosage, packaging, manufacture, or any new or expanded therapeutic indication for any Licensed Product or HE3235, which is developed after the Effective Date and during the Term of this Agreement.

(l) Net Profits means profits in sales of Licensed Product as calculated according to generally accepted accounting standards in China. Income taxes paid by the Licensee, as required by law, will be apportioned to each party by the respective percentages. Licensee will report Licensor’s apportioned income taxes in a manner to permit Licensor to receive income tax credits for Licensor’s portion of taxes paid by the Licensee.

(m) Sublicense means an agreement as provided under paragraph 3(b) with a third party, other than an Affiliate, granting such party one or more rights hereunder.

(n) Sublicensee means any third party with which Licensee executes a Sublicense by mutual agreement between the Licensee and Licensor

(o) Valid Claim means an issued or pending claim covering or reciting HE3235 or a Licensed Product in a patent or application as defined for a Licensed Product, wherein the issued claim is enforceable, the pending claim is reasonably believed to be patentable and enforceable after issuance or any issued or pending claim has not been held invalid by an unappealed or unappealable decision of a court or other authority of competent jurisdiction. A Valid Claim may claim or cover (i) physical forms of HE3235, e.g., specific crystal forms, (ii) compositions that contain HE3235, e.g., formulations or Dosage Forms, (iii) a method of using HE3235, e.g., the use of HE3235 to treat a clinical condition or disease, (iv) articles that contain HE3235, e.g., vials or packages containing an HE3235 formulation or Dosage Form, which may also contain a label or instructions for use and (v) any other subject matter related to HE3235, e.g., methods to analyze or quantify HE3235 in biological samples such as tissue, urine, blood or serum.

3. LICENSES.

(a) Exclusive License. Licensor hereby grants to Licensee and its Affiliates an exclusive license to make, have made, use and sell any Licensed Product in the PRC and Hong Kong.

(b) Sublicenses. Licensor has the sole and exclusive right to grant by advance written permission to Licensee and its Affiliates the right to grant one or more Sublicenses to make, have made, use and sell the Licensed Products in the PRC and Hong Kong. For clarity, no Sublicense will include the right to import Licensed Product, e.g., HE3235 or a Dosage Form that contains HE3235, into the PRC or Hong Kong. Licensee will deliver to Licensor a true and correct copy in Mandarin Chinese of each Sublicense granted by Licensee, and any modification or termination thereof, within 10 days after execution, modification or termination. This right to grant Sublicenses does not include the right for any Sublicensee to grant any further sublicense and no sub-sublicenses are permitted under this Agreement. Licensee agrees that any Sublicense will provide that such Sublicense cannot be modified or terminated except in writing, copies in Mandarin Chinese of any of which will be provided to Licensor within 10 days of the effective date of such modification or termination. Licensor will treat any Sublicense as Confidential Information.

(c) Licensee Improvements. Licensee hereby irrevocably grants to Licensor an exclusive royalty-free license to make, have made, use, import and sell any Licensee Improvement or Joint Improvement related to HE3235 or any Licensed Product, including a Licensed Product that may be covered by a Valid Claim in any country or region outside of the PRC and Hong Kong. Outside of the PRC and Hong Kong, Licensor will be Licensees’ sole agent with a commission of[ * ]% of sales outside of China or Hong Kong (where sales for this paragraph 3(c) mean the gross proceeds from commercial or retail sales of the Licensed Products that is due, or otherwise received by, Licensor or its Affiliates from third party customers for such Licensed Products, less: (i) reasonable credited allowances actually granted to such third party customers for spoiled, damaged, rejected, recalled, outdated or returned Licensed Products, (ii) the amounts of reasonable trade and cash discounts actually allowed, to the extent such trade and cash discounts are specifically allowed on account of the purchase of such Licensed Products, (iii) sales taxes, excise taxes, use taxes and import/export duties and any other government charges (other than taxes on income) actually due or incurred or paid by Licensor, or its Affiliates, in connection with the sales of the Licensed Products to any third party, and (iv) reasonable allowances, adjustments, reimbursements, discounts, chargebacks and rebates actually granted to third parties, including, but not limited to, rebates given to health care organizations or other third parties, and any bona fide payment made in respect of any sales of Licensed Product to any governmental or quasi-governmental body or agency) for the licensing or commercialization of Licensee Improvements. In the event that Licensee or an Affiliate or Sublicensee supplies HE3235 or a Licensed Product for sale outside the PRC or Hong Kong, Licensee agrees that such supply will be at the most favorable pricing, less royalties that may otherwise be due to Licensor.

(d) Retained rights. Licensor and Licensor’s successor in interest retains the right to grant one or more exclusive or non-exclusive licenses to Improvements, Joint Improvements, Licensee Improvements, Know-How and/or any foreign counterparts of the Licensed Patents in any country or region outside of the PRC and Hong Kong.

(e) Limitations. The licenses granted to the Licensee and any of its Affiliates or Sublicensees and their Affiliates under this Agreement are geographically limited to the PRC and Hong Kong. The licenses granted to the Licensee and its Sublicensees and any of their Affiliates under this Agreement are limited to the rights as provided above.

4. PAYMENTS, ROYALTIES, THIRD PARTY ROYALTIES AND TAXES.

(a) Licensee Payments. Licensee will pay Licensor non-refundable payments according to the following schedule. Each payment will be payable as of the times specified below wherein payment will be due within 10 business days. The currency equivalent value in U.S. dollars specified in paragraph 4(a)(i) and 4(a)(ii) of the amounts actually received on such quantities, based on the rate of exchange quoted in the Wall Street Journal when payment becomes due, or on the immediately preceding business day if the Wall Street Journal does not publish such information when payment becomes due.

(i) The following payments become payable upon the following. These Milestone payments are not refundable against any future royalty and are payments for services in connection with performance under this Agreement.

(1) A payment of [ * ] becomes payable to Licensor 10 days after the end of a phase II clinical trial.

(2) A payment of [ * ] becomes payable to Licensor 10 days after the end of a phase III clinical trial.

(3) A payment of [ * ] becomes payable to Licensor 10 days after the approval of a New Drug Application or its Chinese equivalent.

(b) Licensor Payments. Licensor will pay Licensee for revenues received from a third party or a Licensor Affiliate that acquires rights from Licensor to any Valid Claim outside of the PRC or Hong Kong, where such Valid Claim arises from any Joint Improvement or Licensee Improvement and the Valid Claim covers (I) the manufacturing or sale of HE3235, (II) formulations or any Dosage Form that contains HE3235 or (III) any method that uses HE3235 in one or more clinical treatments in or outside the Field of Use. These payments will be determined by reasonable commercial terms and by mutual agreement. Such payments may be made as a lump sum, a royalty on sales covered by one or more such Valid Claims by a third party and/or by another means. Licensor’s payments under this paragraph 4(b) will be due on the same schedule and late payment terms that Licensee’s royalty payments specified under paragraph 4(f) are due to Licensor. For Licensor service, Licensee will pay Licensor a commission of [ * ] % of Net Profits of Licensed Product that employs a product improvement that is covered by a Valid Claim in a licensed third party improvement from a third party outside of China or Hong Kong, wherein the improvement is an Improvement or a Licensee Improvement and is mutually agreed in writing to be superior or otherwise significantly improve the bioavailability or another useful pharmaceutical property of HE3235 and the product improvement is used or present in a Licensed Product.

(c) Royalties to Licensor. Royalties to Licensor will be due and payable according to the following terms.

(i) Licensee will pay Licensor a royalty of [ * ] % of Net Profits of Licensed Product as long as there is at least one unexpired Valid Claim in a Licensed Patent, an Improvement, Joint Improvement or Licensee Improvement and the Valid Claim covers (I) the manufacturing or sale of HE3235, (II) formulations or any Dosage Form that contains HE3235 or (III) any method that uses HE3235 in one or more treatments in the Field of Use. Licensee will pay Licensor a royalty of [ * ] % of Net Profits of Licensed Product that uses a product improvement that is covered a Valid Claim in a Licensee Improvement, wherein the product improvement is mutually agreed in writing to be superior or otherwise significantly improve the bioavailability or another useful pharmaceutical property of HE3235 and the product improvement is used or present in a Licensed Product.

(ii) Licensee will pay Licensor a royalty of [ * ] % of Net Profits of Licensed Product that is covered by an issued and valid claim in a Joint Improvement or Licensee Improvement and there is no unexpired Valid Claim remaining in or arising from any Licensed Patent or Improvement, where such Valid Claim covers (I) the manufacturing or sale of HE3235, (II) formulations or any Dosage Form that contains HE3235 or (III) methods that use HE3235 in one or more treatments in the Field of Use.

(iii) If Licensee enters into one or more sublicense agreements before the end of the last phase II clinical trial for each or any clinical indication in the Field of Use, Licensee will pay [ * ] % of all royalties on all Net Profits that Licensee is paid under each sublicense. If Licensee enters into one or more sublicense agreements before the end of the last phase III clinical trial for each or any clinical indication in the Field of Use, Licensee will pay [ * ] % of all royalties on all Net Profits that Licensee is paid under each sublicense. If Licensee enters into one or more sublicense agreements after the end of the last phase III clinical trial for each or any clinical indication in the Field of Use but before the first royalty generating sale in China or Hong Kong, Licensee will pay [ * ] % of all royalties on all Net Profits that Licensee is paid under each sublicense. As used herein, the end of any clinical trial, e.g., phase II clinical trial or phase III clinical trial means that dosing of patients has been completed and the results have been analyzed in sufficient detail to professionally assess the relative success of the clinical trial’s initially planned goals.

(d) Payment and Royalty term. The payments and royalties described in paragraphs 4(b) and 4(c) will be payable on Net Profits of Licensed Product that is made or obtained during the term of this Agreement but sold after termination. The obligation to pay royalties continues until the later of (i) at least one unexpired Valid Claim covers any Licensed Product that is generating any Net Profits and (ii) no Valid Claim covers any of the Licensed Product that is generating any Net Profits, but no Competing Generic Product has been sold in the PRC or Hong Kong. Royalties due on Licensed Product sales become payable after the first actual sale that generates Net Profits, but payments to Licensor will be made quarterly beginning after the end of the first calendar quarter in which such sales occurred.

(e) Taxes. Licensor will be responsible and liable for payment of all applicable taxes including withholding taxes on payments from Licensee under this agreement. Licensee is responsible and liable for payment of its tax obligations under applicable laws and regulations. Licensee is responsible and liable for tax obligations under applicable laws and regulations of any of its Affiliates, Sublicensees or Sublicensee Affiliates.

(f) Payments. All quarterly payments will be due 30 days after the end of the preceding calendar quarter. Licensee will make payments to Licensor by wire transfer without deductions for the transfer or related costs to a bank and bank account that Licensor will provide to Licensee in writing at least 5 business days before any payment under this Agreement is finally due. Any payment or royalty that is paid within 30 days after the due date will include a late fee of 0.5% of the overdue amount. Any payment or royalty that is paid 31-60 days after the due date will include a late fee of 1% of the overdue amount. Any payment or royalty that is paid more than 60 days after the due date will include a late fee of 2% of the overdue amount, but in no case will such late payment be made more than 90 days after the due date, unless otherwise agreed in writing.

5. REPORTS.

(a) Quarterly royalty reports. Beginning with the first calendar quarter where a royalty becomes payable on Net Profits, Licensee will deliver to Licensor a quarterly report in English along with the quarterly payment for that quarter. The quarterly report will include the information described in this paragraph 5(a) regarding the activities of Licensee any Sublicensee and their Affiliates. Once the first quarter in which a royalty becomes payable has been reached, quarterly reports will be submitted in all subsequent quarters as long as this Agreement is in force and a royalty on Net Profits of any Licensed Product would still be due, including in quarters when no royalty is determined to be due. Licensee’s chief financial officer, or that officer’s responsible designee, shall certify in writing that each quarterly report is correct and complete. Licensor may review any quarterly report by, e.g., an internal review or review by an independent accounting firm, to verify that the underlying records and report is correct and complete. Each quarterly report will include the following information as it pertains to the preceding calendar quarter that has just ended.

(i) The quantity or amount of Licensed Product billed by Licensee, Licensee’s Affiliates, any Sublicensees and their Affiliates on sales or other transfers that generated Net Profits and royalties. The quantity billed will state the number of clinical units, e.g., unit doses for any compound, composition, kit or package or doses of any Dosage Form, and/or the number of courses, e.g., clinical treatment courses, for any method (compound, composition, method of use or other product such as packages containing a covered composition) that such clinical units or Dosage Form can supply. Each quantity will be stated separately for each entity that is obligated to pay any royalty under this agreement.

(ii) The currency equivalent value in U.S. dollars as specified in paragraph 5(a)(i) of the amounts actually received on such quantities, based on the rate of exchange quoted in the Wall Street Journal on the last business day of the quarter, or on the immediately preceding business day if the Wall Street Journal does not publish such information on the last business day of the quarter; and

(iii) A computation of royalties based on the value of Net Profits based on the value determined under paragraph 5(a)(ii) above.

(b) Licensor Improvement reports. Licensor will provide to Licensee a report in English describing any significant progress or discovery that may potentially be necessary or helpful in the development, commercialization or sale of HE3235 or any Licensed Product. Such reports are contingent on the discovery or development of such Improvements. Licensor is under no obligation to pursue the discovery or development of Improvements and no such reports may be required hereunder. If an Improvement from Licensor activity arises, a report will be submitted to Licensee within thirty days from the time when a sufficient understanding or data is acquired to reasonably recognize an Improvement as such. Any such Licensor Improvement report constitutes Confidential Information hereunder.

(c) Licensor clinical reports. Licensor will provide to Licensee a copy of Licensor’s (i) existing clinical reports related to HE3235 and (ii) new clinical reports related to HE3235 that Licensor may elect to generate or create after the Effective Date. Such reports will contain Know-How and other information related to HE3235, including (i) information about methods to make HE3235 that are suitable for clinical supplies, (ii) information related to the stability of HE3235 and/or formulations that contain it and (iii) information related to adverse events, toxicities, and clinical efficacy that have been or will be observed in clinical trials of patients treated with HE3235. Any such Licensor clinical report constitutes Confidential Information hereunder. Licensee may make one or more copies of Licensor clinical reports as needed to perform under the terms of this Agreement and Licensee may provide copies to its Affiliates or Sublicensees as needed.

(d) Licensee clinical and development reports. Licensee, or its Affiliates or Sublicensees will provide to Licensor summary development reports in English that Licensee prepares to document clinical and development activities for HE3235. The summary reports will refer to detailed underlying reports that Licensee, Sublicensees or any Affiliates have prepared in Mandarin Chinese, wherein such detailed reports will be available to Licensor or its successor in interest as one or more electronic files. Such Licensee development reports will contain, where applicable, information regarding (i) HE3235 and Dosage Form manufacturing, purity and stability, (ii) any observed evidence of toxicity related or possibly related to HE3235 in any human clinical trial and animal study, (iii) any observed evidence of efficacy related or possibly related to HE3235 in any human clinical trial and animal study, (iv) HE3235 treatment protocols Licensee uses in its human and animal studies, (v) information Licensee obtains from post marketing surveillance or monitoring activities after HE3235 has been approved for sale in the Field of Use and/or (v) any other information reasonably related to Licensee’s development activities for HE3235. Licensee will provide to Licensor a copy of such development reports within 15 days of their preparation, but Licensee or its Affiliates or Sublicensees will prepare such development reports according to their own development schedules. Information in Licensee development reports will be Confidential Information, although Licensee understands that Licensor or an Affiliate, or licensee of Licensor may be required to provide at least some of such Confidential Information to regulatory agencies including the U.S. Food and Drug Administration, the European Medicines Agency or other regulatory agencies. If Licensor is required to disclose some or all of such Confidential Information to a regulatory agency or other authority of competent jurisdiction, Licensor will provide Licensee with written notice of such requirement and will work to limit the disclosure to such regulatory agency.

6. DILIGENCE. Licensee agrees to perform development and other tasks to attain the milestones listed at paragraph 4(a)(i) (“Milestones”) by the times specified in a project plan for any Field of Use. Such project plans will be prepared in cooperation with the SFDA and will be added to this Agreement as an Appendix for each clinical indication or condition. In the event that Licensee reasonably foresees that a development task cannot be performed by the specified due date, Licensee will inform Licensor in writing that a due date will or may be missed. Licensor and Licensee will then confer orally or communicate in writing to determine the nature of the development delay, its likely length and to discuss means to resolve the delay. Licensor understands that Licensee may encounter unexpected problems in developing HE3235 for clinical application in the Field of Use and such problems may affect the development timeline. In the event of a delay or failure to meet a task due date, Licensee will inform Licensor of an anticipated breach in writing and will have 60 days to cure the breach, unless it is reasonably apparent to Licensor that such breach cannot be cured within 60 days. In such case, Licensor will by negotiated mutual agreement, grant a reasonable amount of time for Licensee to address any problem or issue that has or will prevent finishing a Milestone by its due date. Any such negotiated mutual agreement will become an amendment to this Agreement. Any such amendment to this Agreement may be made by adding an addendum to this agreement or by another means that Licensor elects. Licensee, Sublicensees and their Affiliates will be diligent in attaining the Milestones described at paragraph 4(a)(i). In the event that there is a delay in attaining a given Milestone due to reasonably unforeseen regulatory delays, then Licensor and Licensee will agree in advance on the maximum amount of documented and reasonable undocumented costs for each delayed Milestone.

7. RECORD KEEPING. Licensor, Licensee, Sublicensees and their Affiliates will prepare and maintain complete and accurate written records, accounts, notes and reports of data related to HE3235 and the Licensed Products and results in a manner that complies with standard scientific, regulatory and clinical practices and procedures, including scientific, regulatory and clinical practices and procedures before the SFDA. The records will be in sufficient detail to document development activities, invention conception, diligence and reduction to practice and to comply with Licensor’s and Licensee’s reporting obligations under this Agreement. Without limiting the generality of the foregoing, such records, accounts, notes and reports will identify the materials and methods used to generate all such data and results in sufficient detail to permit repetition of the experiments or protocols by other scientists. Information that Licensor, Licensee Sublicensees and their Affiliates obtains from such records will be Confidential Information to the extent that such information is not already publicly known. On termination of this Agreement, Licensee and any Sublicensees will return all Know-How and other Confidential Information to Licensor, except that Licensee may retain one archive copy. Licensor will return Licensee’s Confidential Information except that Licensor may retain one archive copy.

8. CONFIDENTIALITY OBLIGATIONS. During the term of this Agreement and for a period of seven years thereafter, Licensor, Licensee, Sublicensees and their Affiliates (the “Parties Hereunder”) will maintain all Confidential Information as confidential and will not disclose any Confidential Information or use any Confidential Information for any purpose, except (i) as expressly authorized by this Agreement, (ii) as required by law, rule, regulation or court order, provided that the party being required to disclose uses reasonable efforts to obtain a protective order or to seek confidential treatment of any information that is required to be disclosed, or (iii) to its employees, agents, consultants, independent contractors and other representatives who require access to such information to accomplish the purposes of this Agreement so long as such persons are under obligations of confidentiality, non-disclosure, and non-use no less stringent than as set forth herein. The Parties Hereunder may use the Confidential Information only to the extent required to accomplish the purposes of this Agreement. Licensor or Licensee will promptly notify the other upon discovery of any material unauthorized use or disclosure of the Confidential Information.

9. ESTABLISHMENT AND MAINTENANCE OF CONFIDENTIAL INFORMATION. Licensee agrees that keeping Confidential Information, including Know-How that has not been made public, and manufacturing and clinical data related to HE3235, in confidence is important to prevent its uncompensated use by and/or advantage to a third party, e.g., a generic competitor. The same obligations apply to any Affiliate, Sublicensee or Sublicensee Affiliate. To insure the security of Confidential Information, Licensee will limit disclosure of Confidential Information to its employees and agents who need access to it to perform under this Agreement. When being stored, written or paper copies containing Confidential Information will be kept in locked files that are in rooms that are locked at all times with access controlled at all times, e.g., by key, proximity card, security number pad, etc. Confidential Information that is in electronic form, e.g., clinical data or databases, will be kept on servers or computers that are not connected to the internet and that are not accessible by flash drives, portable hard drives or other external storage devices. In establishing electronic data or databases, Licensee will implement controls, including audits, system validations, audit trails, electronic signatures, and documentation for software and computer systems involved in processing electronic data that are required by the SFDA and/or used to demonstrate compliance with any applicable law or regulatory rule. Licensee will establish suitable controls and documentation according to one or more pre-established standard operating procedures. Access to electronic database workstations, which will not be connected to the internet, will be limited to Licensee’s data management personnel. Such workstations will be password protected and contain active electronic monitoring software to permit monitoring of personnel and times at which Confidential Information is accessed. Such workstations will not be accessible by unsecured flash drives, portable hard drives or other external storage devices. Servers or computers that contain or have with access to Confidential Information may be configured to receive, but not transmit, facsimile image transmissions from clinical trial sites of clinical or patient data related to HE3235. For clarity, Licensor may access Licensee’s facilities and records, e.g., standard operating procedures and secured server rooms, that Licensee uses to establish and maintain Confidential Information as provided for site visits under this Agreement.

10. VISITS TO FACILITIES OR STUDY SITES. Employees, agents or other representatives of Licensor may visit the facilities or study sites of Licensee, Sublicensees or their Affiliates. Licensee, Sublicensees and their Affiliates will reasonably assist Licensor in scheduling and facilitating such visits and allowing (i) access to relevant records and facilities and (ii) reasonable testing of procedures or activities, e.g., a check of manufacturing facilities or clinical trial sites or a test of one or more security protocols that Licensee uses to establish or maintain Confidential Information. Licensor may visits each of Licensee’s facilities using Licensor’s personnel or agents on a 30 day advance written notice to Licensee. Licensor may similarly conduct an on-site review of the facilities and records of each Sublicensee and Affiliate. Licensee, Licensee’s Affiliates, Sublicensees and Affiliates of Sublicensees will permit access to its or their facilities and records as reasonably required to allow a complete on-site review of facilities and records, including financial, sales and manufacturing records related to the Licensed Product. Licensor will treat such information it obtains from any such audits as Confidential Information. Licensee has reciprocal site visitation rights. Upon any expiration or termination of this Agreement, Licensor or its Affiliates or successor-in-interest will have the right to a final visit to each facility or site within 12 months from such expiration or termination.

11. PUBLICATIONS. In the event that Licensor or Licensee wish to make a publication, including any oral disclosure to be made without an obligation of confidentiality, relating to any performance hereunder, the party proposing a publication will deliver to the other party a copy of the proposed written publication at least twenty days before submission for publication, or an outline of such oral disclosure at least twenty days before presentation. Licensor and Licensee have the right (a) to propose modifications to a proposed publication for protection of Confidential Information or other reasons, and (b) to request a delay in publication to file one or more patent applications to protect potentially patentable information. If the Licensor or Licensee requests such a delay, the submitting party will delay submission or presentation of the publication for a period of ten days to permit the drafting and filing of one or more patent applications. Upon the expiration of twenty days from delivery of the proposed written publication or oral disclosure, the submitting party will be free to proceed with the publication or oral presentation, unless the delay for patent filings has been requested. For disclosures that do not disclose patentable information or more than minimal technical information, e.g., a regulatory submission or press release that discloses the existence of this Agreement, the identity of its parties, the licensed compound and Field of Use or other releases for public relations or marketing purposes, the submitting party will delay submission or presentation of the publication for a period of five business days, or as much as reasonably possible under applicable laws if than five days advance notice is not available, from its transmission to the other party. Licensee understands and agrees that Licensor will need to provide a copy of this Agreement, with key terms redacted to the extent permitted by law or regulation, or other Confidential Information to controlling authorities, e.g., the U.S. Securities and Exchange Commission (“SEC”) or the U.S.

Food and Drug Administration, within less than five days from the time the reportable event occurs. For clarity, it is understood that filings with the SEC are made public by U.S. law, for example on the SEC’s website. In no event shall either Licensor or Licensee publish any Confidential Information of the other other’s prior written consent, which consent will not be unreasonably be withheld. The terms of this paragraph are binding on Affiliates and Sublicensees of Licensor and Licensee.

12. OWNERSHIP, PATENT PROSECUTION, INFRINGEMENT, UNAUTHORIZED DISCLOSURES, VALIDITY, AWARDS.

(a) Existing intellectual Property. Licensee understands and agrees that the underlying rights to existing intellectual property that is subject to this Agreement including without limitation, all intellectual property rights in and to the patents and patent applications listed for Licensed Product and Know-How, are owned solely by Licensor. Licensee, Sublicensees or their Affiliates will not acquire any ownership rights with respect to Licensor’s intellectual property existing as of the Effective Date.

(b) Improvements. Licensor will solely own Improvements by Licensor or its Affiliates arising after the Effective Date. Licensor has sole discretion in electing to file, prosecute or maintain any patent application or patent that discloses or claims any Improvement. If Licensor elects to not file for patent protection or elects to discontinue prosecution or maintenance of a patent or patent application that claims or discloses an Improvement, Licensor will inform Licensee at least 15 business days in advance of the patent or application becoming irrevocably expired or abandoned and Licensee may elect to file or to continue to maintain or prosecute the patent or application. If Licensee requests a patent filing on an Improvement that Licensor has elected not to file, Licensor will prepare and file such a patent application in the U.S. at Licensee’s expense with an opportunity for Licensee to review and comment on the application at least 10 business days before its filing. If Licensor elects to not file one or more patent applications that cover an Improvement, Licensee may elect to file, prosecute and maintain any such patent application at its own expense. Any such patent applications and patents issuing therefrom that Licensee files, prosecutes or maintains will remain Improvements under the terms of this Agreement. Once an Improvement is identified and communicated to Licensee, it becomes part of this agreement and subject to its terms as Know-How and/or a Licensed Patent.

(c) Licensee Improvements. Licensee will own Licensee Improvements, including all rights to any new know-how, trade secret, development, invention, patent, patent application or other improvements (whether or not patentable) conceived or reduced to practice in the performance of work conducted under this Agreement solely by Licensee’s employees, agents, consultants or other representatives. Licensee will promptly disclose on a confidential basis to Licensor any Licensee Improvements arising under this Agreement. Licensee may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions. If Licensee elects to not file for patent protection on a Licensee Improvement, Licensor may elect at its own expense, to prepare, file and prosecute such patent applications. Licensee agrees to execute and deliver any and all instruments reasonably needed to file and prosecute such patent applications in any country. If Licensor elects to not file for patent protection or elects to discontinue prosecution or maintenance of a patent or patent application that claims or discloses an Licensee Improvement, Licensee will inform Licensor at least 15 business days in advance of the patent or application becoming irrevocably expired or abandoned and Licensor may elect to file or to continue to maintain or prosecute the patent or application. Once a Licensee Improvement is identified and communicated to Licensor, it becomes part of this agreement and subject to its terms. Licensor or its Affiliates will be the sole agent for commercialization and use of Licensee Improvements outside of the PRC and Hong Kong.

(d) Joint Improvements. Licensor and Licensee will jointly own Joint Improvements arising after the Effective Date. Licensor may elect to file, prosecute or maintain any Joint Improvement in its sole discretion and it its own expense. If Licensor elects to not file for patent protection on a Joint Improvement, Licensee may elect at its own expense, to prepare, file and prosecute such patent applications. Licensor and Licensee agree to execute and deliver any and all instruments to file and prosecute such patent applications in any country. If Licensor elects to discontinue prosecution or maintenance of a patent or patent application that claims or discloses a Joint Improvement, Licensor will inform Licensee at least 15 business days in advance of the patent or application becoming irrevocably expired or abandoned and Licensee may elect to file or to continue to maintain or prosecute the patent or application. If Licensee elects to discontinue prosecution or maintenance of a patent or patent application that claims or discloses a Joint Improvement, Licensee will inform Licensor at least 15 business days in advance of the patent or application becoming irrevocably expired or abandoned and Licensor may elect to file or to continue to maintain or prosecute the patent or application. Once a Joint Improvement is identified, it becomes part of this agreement and subject to its terms. Licensor or its Affiliates will be the sole agent for commercialization and use of Joint Improvements outside of the PRC and Hong Kong according to the[ * ] % commission terms described at paragraph 4(b).

(e) Infringement unauthorized disclosures and validity. Licensee has the right and power, at its own expense, to defend and enforce any patent and patent application rights for Licensed Products, and any rights in Know-How or Confidential Information against any entity or individual who (i) infringes without authority, any patent or patent application right, (ii) asserts in a legal proceeding patent or patent application invalidity or unpatentability against a Licensed Product covered by a Valid Claim or against a patent application that claims an Improvement, Joint Improvement or Licensee Improvement and (iii) may or has misappropriated, misused or improperly disclosed any Know-How or Confidential Information. This right and power includes the right and power to (a) notify any infringer or unauthorized discloser that such activities are or may infringe a Valid Claim or is unauthorized, (b) initiate legal proceedings against unauthorized infringement or unauthorized information use or disclosure, (c) cause infringement to cease and (d) seeking an injunction or other similar remedy to prevent improper disclosure or use of Know-How or Confidential Information. Legal proceedings may include one or more of filing of a lawsuit, initiation of settlement negotiations, mediation or arbitration. If Licensee becomes aware of actual or potential infringement or unauthorized disclosure or an assertion of patent or patent application invalidity or unenforceability, Licensee will notify Licensor of such and provide details of pertinent facts within 30 days. Licensor and Licensee will cooperate to assess the situation and to facilitate a resolution, although Licensee had the final choice of how it elects to resolve the matter. Within 90 days from the date Licensor was informed about any actual or potential infringement, invalidity assertion or misappropriation or misuse of Know-How, Improvement, Joint Improvement, Licensee Improvement or Confidential Information, Licensee will inform Licensor in writing of whether Licensee will exercise its right and power under this paragraph 12(e). If Licensee does not elect to exercise its right and power under this paragraph 12(e) to defend or enforce any patent or patent application right, or any right in Know-How, Improvement, Joint Improvement, Licensee Improvement or Confidential Information, Licensor may elect to do so at its own expense. In such case, Licensee will fully cooperate at Licensee’s expense with Licensor’s efforts to defend and enforce its rights, including providing to Licensor or Licensor’s agents records and any other materials that may be useful in showing patent infringement or damages or misappropriation or misuse of Know-How or Confidential Information. In enforcing or defending any rights hereunder, the parties will keep each other fully informed of the status and progress of the enforcement or defense.

(f) Awards. Any award that Licensee receives from its defense or enforcement of any right or Licensed Patent under this Agreement will be treated as a royalty-generating Net Profit, after deductions for legal and out-of pocket expenses in the defense or enforcement. However such an award does not trigger an ongoing requirement for quarterly reports if such reports are not yet required as provided in paragraph 5(a). Any award that Licensor receives from its defense or enforcement of any right under this Agreement will be retained by Licensor in its entirety.

13. REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY.

(a) Due Authorization. Licensee and Licensor hereby represent and warrant that they are duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Binding Agreement. Licensee and Licensor hereby represent and warrant that:

(i) This Agreement is a legal and valid obligation binding upon Licensee and Licensor and it is enforceable in accordance with its terms; and

(ii) The execution, delivery and performance of this Agreement by Licensee and Licensor does not conflict with or breach any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

(c) Warranties and disclaimer of Warranties. Licensor warrants that the technology underlying this Agreement is accurate, complete and capable of meeting the targets of this Agreement, which are assessment of the clinical safety and the clinical efficacy of HE3235 in the Field of Use. Licensee warrants that Licensee will (i) obtain a license to practice any valid third party patent if such license is needed to exercise its rights hereunder or (ii) terminate this agreement in accord with applicable termination provisions hereunder. Licensee further warrants that Licensee has the permits needed to make and the permits needed to sell the Licensed Products and that any Sublicensee or Affiliate will have the necessary permits needed to make and/or sell the Licensed Products as applicable. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE UNDERSTANDS AND AGREES THAT LICENSED PRODUCTS HEREUNDER ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED “AS IS” AND WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

(d) Limitation of liability. Licensor will not be liable for damages from any actions that Licensee undertakes hereunder, including liability for the conduct of clinical trials, injury to patients in clinical trials, negligence or misconduct by Licensee’s employees, agents, Sublicensees or Affiliates or the failure of HE3235 to successfully treat a disease or condition. Licensee will buy and maintain liability insurance sufficient to cover its liabilities for performance under this Agreement. The amount of such insurance will be in accordance with normal standards for the conduct of clinical trials.

(e) Compliance with applicable law. In exercising its rights under this Agreement, Licensee will comply with all applicable laws and government regulations, including all tax and regulatory laws and regulations.

14. INDEMNIFICATION. Licensee and its Sublicensees and their Affiliates will defend, indemnify and hold harmless Licensor, its officers, employees, and agents from and against any and all claims, demands, losses and expenses of any nature, including but not limited to attorney’s fees, death, personal injury, illness, property damage or product liability arising from or in connection with any of the following: (a) any use by Licensee or Sublicensee of HE3235 or any Licensed Product, including any compound, composition, Dosage Form, method or process covered by any Valid Claim; or (b) any statement, representation, or warranty, sale or other disposition of HE3235 or any Licensed Product by Licensee or any Sublicensee or other transferees with respect thereto; or (c) the use of any Licensed Product by any other person in the PRC or Hong Kong.

15. TERM AND TERMINATION.

(a) Term. This Agreement expires at the latest of (i) when the last Valid Claim in a Licensed Patent or in an Improvement, Licensee Improvement or Joint Improvement patent expires or is finally and irrevocably held to be invalid or unenforceable by an authority of competent jurisdiction and (ii) the first documented, lawful third party sale of a Competing Generic Product in the PRC or Hong Kong, unless terminated earlier as provided herein or unless extended by mutual written agreement.

(b) Termination by Licensor. This Agreement may be terminated by Licensor at any time upon written notice to Licensee if (i) Licensee is more than 90 days late in paying any fee or royalty that is due hereunder, (ii) Licensee has not met diligence deadlines described for the Milestones or has not cured any such breach within 90 days or (iii) by advance mutual agreement.

(c) Termination by Licensee. This Agreement may be terminated by Licensee at any time upon 30 days advance written notice to Licensor if Licensee has reasonably determined that, based on clinical trial data that has been disclosed in one or more detailed reports to Licensor, Licensed Products cannot meet regulatory approval requirements and will not be marketable in the PRC or Hong Kong. Licensee may also terminate this Agreement at any time on 60 days advance written notice to Licensor.

(d) Termination by Licensor and Licensee. Licensor and Licensee will terminate this Agreement at any time by mutual written agreement if Licensee is unable to obtain a license on reasonable commercial terms to a valid and enforceable third party patent that fully blocks Licensee’s, Sublicensee’s or an Affiliate’s ability to continue to develop or otherwise make, use or sell at least one Licensed Product that is covered by at least one Valid Claim. Termination under this paragraph will not be triggered by any third party patent claim that does or may partially block development or commercialization options for the Licensed

Products, e.g., a new Dosage Form containing HE3235 or a new method to make HE3235, where remaining non-infringing development or commercialization options, e.g., Dosage Forms or synthesis methods, are adequate to permit continued development or commercialization. In the event that a third party claims that Licensee, a Sublicensee or an Affiliate is infringing a patent that the third party or another party owns, Licensor and Licensee will cooperate to determine if such claim is true and accurate, including determination of whether (i) the asserted third party patent fully blocks all viable (profitable) development or commercialization options for Licensed Products and/or (ii) the asserted third party patent is in fact valid or enforceable. Such Licensor and Licensee cooperation will include a review of Licensee’s allegedly infringing operations, which may include a visit by Licensor, at Licensor’s sole discretion, to one or more implicated sites and/or a review of relevant Licensee, Sublicensee or Affiliate records to determine if the third party infringement claim is valid. If a third party patent is asserted against Licensee, a Sublicensee or an Affiliate, Licensee has the right to defend against such claim. If Licensee declines to defend against such third party claim, Licensee will notify Licensor in writing at least 30 days before any deadline to respond to the third party’s claim is due. Licensor may then elect to defend against such claim. If Licensor and Licensee do not defend against such third party claim, Licensor and Licensee will terminate this Agreement at any time by mutual written agreement. Licensee may offset 50% of reasonable documented costs for its defense against any such third party claim against any royalty due for Net Profits that occur with 12 months from the date that such reasonable expenses incurred. Licensor may bill Licensee, and Licensee will pay within 30 days of receipt of such invoice, 50% of Licensor’s reasonable documented costs for its defense against any such third party claim. If a third party claim of patent infringement is defended by Licensee or Licensor as provided hereunder and such claim is finally found to be true or valid by the highest authority of competent jurisdiction and all rights of appeal have been exhausted, or before then by mutual consent between Licensor and Licensee, Licensor and Licensee will terminate this Agreement in writing.

(e) Reversion of rights on termination by Licensor. On any termination of this Agreement by Licensor, any license, Sublicense and other rights that were granted under this Agreement to Licensee or Sublicensees, including rights in Licensed Patents, Improvements and Know-How, revert to Licensor. Licensor retains ownership of the Licensed Patents, Know-How and Improvements. Any Sublicenses inure to the benefit of Licensor and the royalty, confidentiality and reporting obligations of any Sublicensee or Sublicensee Affiliate will become the same as Licensee’s obligations under this Agreement. Licensor retains co-ownership rights in Joint Improvements. Licensee retains ownership of Licensee Improvements and co-ownership rights in Joint Improvements.

(f) Reversion of rights on termination by Licensee. On any termination of this Agreement by Licensee, any licenses or rights that were granted under this Agreement to Licensor, including rights in Licensee Improvements and related know-how of Licensee, revert to Licensor. Licensee retains ownership of the Licensee’s know-how and Licensee Improvements. Any Sublicenses inure to the benefit of Licensor and the royalty, confidentiality and reporting obligations of any Sublicensee or Sublicensee Affiliate will become the same as Licensee’s obligations under this Agreement. Licensee retains co-ownership rights in Joint Improvements. Licensor retains ownership of licensed Patents, Improvements and its Know-How and co-ownership rights in Joint Improvements.

(g) Confidential Information after termination. Upon any termination or expiration of this Agreement, Licensee, any Sublicensee and their Affiliates will return to Licensor or its Affiliates or successor-in-interest all Confidential Information, provided that Licensee, Sublicensees and their Affiliates may retain one copy for archive purposes.

(h) Survival upon Termination. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing before such expiration or termination. Paragraphs 3, 4, 5, 7, 8, 9, 10, 11, 12, 13(c), 13(d), 14, 15(e), 15(f), 15(g), 15(h) and 16 will survive termination of this Agreement.

16. MISCELLANEOUS.

(a) Assignment by Licensor. Except as expressly provided in this paragraph 16(a), neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Licensor. Licensor may assign this Agreement and its rights and obligations hereunder without consent (i) in connection with the transfer or sale of all or substantially all of the business of Licensor to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, or (ii) to any Affiliate

Collaborator or licensee of Licensor. The rights and obligations of the parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Notwithstanding the foregoing, Licensor and Licensee understand that in the event that Licensor ceases operations, Licensee or another buyer may purchase some or all of Licensor’s assets at market value, which may include some or all of Licensed Patents, Improvements, Joint Improvements, Licensor’s Know How and Licensee’s obligations under this Agreement. Any other assignment by Licensor not in accordance with these terms will be void.

(b) Assignment by Licensee. Licensee may assign or otherwise transfer its rights under this Agreement to a third party, Affiliate or Sublicensee in the PRC or Hong Kong, provided that such entity is competent to perform the tasks described herein. Licensee’s right to assign or transfer its rights under this Agreement may be made by a lump sum sale to a third party or Affiliate buyer without royalty obligations for Net Profits after the date of the assignment or transfer. In consideration of this right to assign or transfer Licensee will pay Licensor [ * ] % in U.S. dollars of any amount that the assignee or transferee pays to Licensee, before the completion of any Phase II clinical trial, [ * ] % before the completion of any Phase III clinical trial and [ * ] % after completion of any Phase III clinical trial. The value of the rights transferred by Licensee hereunder will be determined by mutually agreed market estimates at the time of a proposed assignment or transfer. This right of assignment or transfer is subject to a right of first refusal by Licensor to accept the terms of Licensee’s proposed assignment or transfer, which right must be exercised in writing within six months from the date that Licensee notifies Licensor in writing that it intends to assign or transfer its rights hereunder. Any other assignment or transfer by Licensee not in accordance with these terms will be void, unless mutually agreed upon in writing.

(c) Governing law and disputes. This Agreement will be governed by, and construed and enforced in accordance with, the applicable laws and/or regulations of Hong Kong. Any disputes, controversy or claim arising under this Agreement that cannot be settled by negotiations between Licensor and Licensee will be adjudicated by binding arbitration under the law of Hong Kong at the Hong Kong International Arbitration Centre or at another location in Hong Kong mutually agreed upon within 15 business days of written notice of a request by either party to arbitrate at a different location in Hong Kong. Any such dispute, controversy or claim will be settled by arbitration in accordance with the UNITED Nations Commission on International Trade Law (“UNCITRAL”) Arbitration Rules in force as of the date Licensor or Licensee initiates arbitral proceedings by written notice as provided under UNCITRAL Arbitration Rules, except to the extent that anything in this paragraph (b) differs, in which case the provisions this paragraph (b) are controlling. The number of arbitrators will be three and the language to be used in the arbitral proceedings will be English. It is understood by Licensor and Licensee that this Agreement may be signed both in English and Chinese counterparts, but that the English document will be used and it will control in the case of one or more disputes.

(d) Force Majeure. Notwithstanding any provision in this Agreement to the contrary, if either party is delayed or prevented from fulfilling any of its obligations under this Agreement by reason of any cause beyond its reasonable control, including but not limited to acts of God, fire, strike, flood, riot, war, delay of transportation or inability to obtain necessary raw materials through normal commercial channels, then that party shall not be liable under this Agreement for damages as a result of the delay or failure. Any party affected by such a cause shall notify the other party and the particulars thereof within 15 days of the occurrence of such cause beyond its reasonable control.

(e) Severability. In case any provision of this Agreement will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(f) Amendments. Unless otherwise expressly allowed, this Agreement may be amended from time to time, only with the prior written approval of both Licensee and Licensor.

(g) Entire Agreement; Conflict of Terms. This Agreement, together with any and all subsequent Addendums or revisions hereto, sets forth the complete and final agreement of the parties with respect to the matters covered, and supersedes and terminates all prior agreements and understandings between the parties, whether oral or written, with respect to the matters covered.

(h) Independent Contractors. It is expressly agreed that the parties will be independent contractors and that the relationship between the parties will not constitute a partnership, joint venture or agency of any kind. Neither party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other party, without the prior written consent of the other party.

(i) Notices. All notices and other communications provided for hereunder will be in writing and will be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, or by email with confirmation of receipt. Address information is as follows:

If to Licensee:	Harbor BioSciences, Inc. 9171 Towne Centre Drive, Suite 180,
San Diego, California 92122
Attention: General Counsel
Email: dmuenchau@harborbiosciences.com
Telephone: 858-587-9333
Facsimile: 858-558-6470

If to Licensor:	China Institute of Pharmaceutical Industry

Shanghai, PR China
Attention: Xio XuHia, Gao Li
Email: gaol@sipi.com.cn
Telephone: 8621-6247-2530
Facsimile: 8621-6279-1715

Either party may by unilateral notice amend this Agreement to change an address or individual to which notices and communications will thereafter be sent. Such notices sent by facsimile will be effective upon confirmation of receipt, notices sent by mail or overnight delivery service will be effective upon receipt, and notices given personally will be effective when delivered. Notices sent by email will be effective upon confirmation of receipt by confirmation email.

(j) Headings. The captions contained in this Agreement are not a part of this Agreement, but are guides or labels to assist in locating Agreement provisions and reading them.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(l) Equitable Relief. Licensee and Licensor each agrees that any breach of this Agreement by Licensee, it Sublicensees or Affiliates would cause irreparable harm for which Licensor would not be fully or adequately compensated by recovery of monetary damages. Accordingly, in the event of any such violation or threatened violation, the Company is entitled to enforce this Agreement by equitable remedies, including injunction or specific performance, in addition to any other remedy available at law or in equity.

IN WITNESS WHEREOF, the parties have properly executed this Agreement by the following signatures.

HARBOR BIOSCIENCES, INC.		CHINA INSTITUTE OF PHARMACEUTICAL INDUSTRY

By:	/s/ James M. Frincke	By:	/s/ Yu Xiong

Name:	James M. Frincke	Name:	Yu Xiong

Title:	Chief Executive Officer	Title:	Vice President

Date:	December 21, 2010	Date:	December 21, 2010

EXHIBIT A

Licensed Patents

Chinese patent application Nos. 200980104255X;

U.S. provisional patent application No. 61/423,457;

Hong Kong patent applications based on the U.S. application listed above; and

Patent applications that can be a valid priority application in the PRC or Hong Kong and are filed after the Effective Date and that disclose or claim any Improvement, Joint Improvement or Licensee Improvement and any patents that may issue therefrom in the PRC or Hong Kong.